EXHIBIT 10.1

For immediate release	For more information, contact:
Investor Relations
(972) 699-4055
Email: investor@furmanite.com
FURMANITE CORPORATION
ADOPTS REPLACEMENT STOCKHOLDER RIGHTS PLAN
DALLAS, TX (April 18, 2008) – Furmanite Corporation (NYSE: FRM) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which rights to purchase shares of junior preferred stock will be distributed as a dividend at the rate of one Right for each common share held as of the close of business on April 19, 2008. The Rights Plan is substantially similar to and replaces Furmanite’s existing plan, which expires by its terms on that date.
     The Rights Plan is designed to deter coercive or unfair takeover tactics and to prevent an acquirer from gaining control of Furmanite without offering a fair price to all of Furmanite’s stockholders.
     In a letter to stockholders announcing adoption of the Plan, Mr. John R. Barnes, Chairman and Chief Executive Officer of Furmanite Corporation, said, “We believe that this Plan protects your interests in the event that you and Furmanite are confronted with coercive or unfair takeover tactics including offers that do not treat all stockholders equally, the acquisition in the open market of shares constituting control without offering fair value to all stockholders and other coercive or unfair tactics that could impair the Board’s ability to represent your interests fully.”
     Mr. Barnes stressed, however, that “The Plan is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders, and will not do so. The Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirers that are calculated to deprive a company’s board and its stockholders of their ability to determine the destiny of the Company.”
     Each Right will entitle holders of the Company’s common stock to buy one one-hundredth of a share of Furmanite’s Series B Participating Junior Preferred Stock of the Company at an exercise price of $48.00. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of Furmanite common shares or announces a tender or exchange offer upon consummation of which such person or group would beneficially own 20% or more of the common shares.

     If any person becomes the beneficial owner of 20% or more of Furmanite common shares, each Right not owned by such person or related parties will enable its holder to purchase, at the Right’s then-current exercise price, shares of common stock of the Company (or, in certain circumstances as determined by the Board, a combination of cash, property, common shares or other securities) having a value of twice the Right’s exercise price. In addition, if the Company is involved in a merger or other business combination transaction with another person in which its common shares are changed or converted, or sells 50% or more of its assets to another person, each Right that has not previously been exercised will entitle its holder to purchase, at the Right’s then-current exercise price, common shares of such other person having a value of twice the Right’s exercise price.
     The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the 15th day following public announcement that a 15% position has been acquired.
     Details of the Stockholder Rights Plan are outlined in a letter, which is being mailed to all stockholders.
ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM), headquartered in Dallas, Texas, is one of the world’s largest specialty technical services companies. Furmanite delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global customer base includes offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. The company’s customer base also includes U.S. governmental entities. Furmanite operates more than 50 offices on five continents. For more information, visit the company’s Web site at www.furmanite.com.
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